OFFICE OF THE SECRETARY OF STATE
     MODIFICATION OF STATUTORY REQUIREMENTS
        OR AMENDMENTS OF ARTICLES OF INCORPORATION

Corporate Name:
     [illegible], INC.

Date of Adoption of Amendments/Modifications:
     DECEMBER 15, 1997

Effective Date(s), if any, of Amendments/Modifications:
     FILING DATE

Amendments/Modification Approved by Corporate: SHAREHOLDERS


The following amendments of articles or modifications to the statutory requirements regulating the above corporation were adopted as follows

                                   "Article I.

     "The name of the corporation shall be High Country Ventures, Inc.

                                 "Article VIII.

     "The holders of shares entitling them to exercise a majority of the voting power of this Corporation have the power to take all action permitted by law, including to amend these Articles of Incorporation and to adopt an agreement of consolidation or merger and to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all, or substantially all, of the property and assets of this Corporation, including its goodwill, upon such terms and conditions and for such considerations, which may be money, shares, bonds, or other instruments for the payment of money or other property as the Board of Directors deems expedient.

                                   "Article X.

     "No director shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in these Articles shall eliminate or limit the liability of a director:
     "(a) for any breach of the director's duty of loyalty to the Corporation or its shareholders;
     "(b) for acts of omissions not in good faith or that involves intentional misconduct or a knowing violation of law;
     "(c) under Section 302A.559 or 80A.23;
     "(d) for any transaction from which the director derived an improper personal benefit; or

     "(e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective."


  I SWEAR THAT THE FOREGOING IS TRUE AND THAT I HAVE THE AUTHORITY TO SIGN THIS DOCUMENT ON BEHALF OF THE CORPORATION.


STATE OF MINNESOTA)                    Signed:           /s/ illegible
                  )    SS.                         --------------------------
COUNTY OF HENNEPIN)                    Position:   President

The foregoing instrument was acknowledged before me this 13 day of April, 1988.
                                                         --

     Notarial Seal                                       /s/ illegible
                                                 ----------------------------
                                                        (Notary Public)
        MARRY A. ZIMMERMAN
    NOTARY PUBLIC - MINNESOTA                      FOR USE BY SECRETARY OF STATE
         HENNEPIN COUNTY
My Commission Expires Nov. 8, 1991


                                                          STATE OF MINNESOTA
                                                         DEPARTMENT OF STATE
                                                                FILED
                                                             APR 29 1988
                                                            /s/ illegible
                                                          SECRETARY OF STATE